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                                                                                                                          EXHIBIT 12
                                                        BELLSOUTH CORPORATION
                                              COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                        (DOLLARS IN MILLIONS)


                                                                                   For the Year Ended December 31,
                                                                 1995            1994           1993           1992          1991
                                                                 ----            ----           ----           ----          ----
1. Earnings

     (a) Income from continuing operations before
deductions for taxes and interest                               $3,312         $4,069         $2,318         $3,354         $3,086

     (b) Portion of rental expense representative of
interest factor                                                     84            100            104            104             93

     (c) Equity in losses from less-than-50% owned
investments (accounted for under the equity method of
accounting)                                                        163             79             45             23             --

     (d) Excess of earnings over distributions of less-
than-50%-owned investments (accounted for under the
equity method of accounting)                                       (45)           (53)           (37)           (15)            --
                                                                ------         ------         ------         ------         ------
     TOTAL                                                      $3,514         $4,195         $2,430         $3,466         $3,179
                                                                ------         ------         ------         ------         ------
                                                                ------         ------         ------         ------         ------
2. Fixed Charges

     (a) Interest                                                 $745           $686           $712           $761           $824

     (b) Portion of rental expense representative of
interest factor                                                     84            100            104            104             93
                                                                ------         ------         ------         ------         ------
     TOTAL                                                        $829           $786           $816           $865           $917
                                                                ------         ------         ------         ------         ------
                                                                ------         ------         ------         ------         ------
     Ratio (1 divided by 2)                                       4.24           5.34           2.98           4.00           3.47
                                                                ------         ------         ------         ------         ------
                                                                ------         ------         ------         ------         ------
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